As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-108671

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8

to

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Highland Hospitality Corporation

(Exact Name of Registrant as Specified in its Governing Instruments)

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(571) 382-1700

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

JAMES L. FRANCIS

President and CEO

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(571) 382-1700

(571) 382-1751 (Telecopy)

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

DAVID C. WRIGHT, ESQ. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	JAY L. BERNSTEIN, ESQ. ANDREW S. EPSTEIN, ESQ. Clifford Chance US LLP 200 Park Avenue New York, New York 10166-0153 (212) 878-8000 (212) 878-8375 (Telecopy)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$23,259
NASD filing fee	30,500
NYSE listing fee	200,000
Printing and engraving fees	250,000
Legal fees and expenses	795,000
Accounting fees and expenses	550,000
Blue sky fees and expenses	7,500
Transfer Agent and Registrar fees	15,000
Miscellaneous	128,741

Total	$2,000,000

*	To be filed by amendment.

All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 32.	Sales to Special Parties.

Pursuant to an agreement dated September 4, 2003, we have agreed to sell 1,250,000 shares of our common stock directly, and not through the underwriters, in a private placement to Barceló Crestline Corporation. Pursuant to an agreement dated September 4, 2003, we have agreed to sell 300,000 shares of our common stock directly, and not through the underwriters, in a private placement to Bruce D. Wardinski, the Chairman of our board of directors. Pursuant to an agreement dated November 6, 2003, we have agreed to sell 2,000,000 shares of our common stock directly, and not through the underwriters, in a private placement to institutional funds advised by Brahman Capital Corporation. Pursuant to an agreement dated November 6, 2003, we have agreed to sell 1,000,000 shares of our common stock directly, and not through the underwriters, in a private placement to institutional funds advised by Libra Advisors, LLC. In all of these transactions, the per share purchase price for the shares of common stock will be equal to the initial public offering price of our common stock, net of the underwriting discount. We will close these sales concurrently with the closing of our initial public offering.

At our request, the underwriters have reserved up to 3% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price, less an amount equal to the underwriting discount. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

Pursuant to a contribution agreement, dated as of August 6, 2003, by and between Highland Hospitality, L.P., our operating partnership and Sugar Land Hotel Developers, LLC, as amended on September 3, 2003, our operating partnership will issue 96,774 units of limited partnership interest directly to Sugar Land Hotel Developers, LLC, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Sugar Land Hotel Developers, LLC to our operating partnership. The contributed interests will comprise units of limited partnership interest in Sugar Land Hotel Associates, L.P., the entity that currently owns the Sugar Land Marriott and Conference Center. Based on representations that Sugar Land Hotel Developers, LLC was an accredited investor that had an understanding of our business plan, the units issued to Sugar Land Hotel Developers, LLC were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of August 6, 2003, by and between our operating partnership and Portsmouth Hotel Developers, LLC, as amended on September 3, 2003, our operating partnership will issue 185,484 units of limited partnership interest directly to Portsmouth Hotel Developers, LLC, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Portsmouth Hotel Developers, LLC to our operating partnership. The contributed interests will comprise limited liability company membership interests in Portsmouth Hotel Associates, LLC, the entity that currently owns the Portsmouth Renaissance and Conference Center. Based on representations that Portsmouth Hotel Developers, LLC was an accredited investor that had an understanding of our business plan, the units issued to Portsmouth Hotel Developers, LLC were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and between our operating partnership and A/H Hotel, L.L.C., our operating partnership will issue 142,688 units of limited partnership interest directly to A/H Hotel, L.L.C., valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by A/H Hotel, L.L.C. to our operating partnership. The contributed interests will comprise limited liability company membership interests in A/H-BCC Virginia Beach Hotel, LLC, the entity that currently owns the Hilton Garden Inn Virginia Beach Town Center hotel. Based on representations that A/H Hotel, L.L.C. was an accredited investor that had an understanding of our business plan, the units issued to A/H Hotel, L.L.C. were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, CCGP Sugar Land Corporation, CCLP Sugar Land Corporation and Barceló Crestline Corporation, our operating partnership will issue 43,011 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise units of limited partnership interest in Sugar Land Hotel Associates, L.P., the entity that currently owns the Sugar Land Marriott and Conference Center. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, CCC Chesapeake LLC and Barceló Crestline, our operating partnership will issue 378,891 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise limited liability company membership interests in Portsmouth Hotel Associates, LLC, the entity that currently owns the Portsmouth Renaissance and Conference Center. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, BCC Virginia Beach, LLC and Barceló Crestline Corporation, our operating partnership will issue 142,688 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise limited liability company membership interests in A/H-BCC Virginia Beach Hotel, LLC, the entity that currently owns the Hilton Garden Inn Virginia Beach Town Center hotel. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to our strategic alliance agreement dated September 4, 2003, we have agreed to sell 1,250,000 shares of our common stock directly, and not through the underwriters, in a private transaction to Barceló Crestline Corporation. In addition, pursuant to a stock purchase agreement, dated September 4, 2003, we have agreed to sell 300,000 shares of our common stock directly, and not through the underwriters, in a private transaction to Bruce D. Wardinski, the Chairman of our board of directors. In both of these transactions, the per share purchase price for the shares of common stock will be equal to the initial public offering price of our common stock, net of the underwriting discount. We will close these sales concurrently with the closing of our initial public offering. Based on Barceló Crestline’s and Mr. Wardinski’s representations as to their status as accredited investors, we will issue the shares of our common stock to Barceló Crestline and Mr. Wardinski in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a warrant agreement, by and among Highland Hospitality Corporation and Friedman, Billings, Ramsey & Co., Inc., we have agreed to issue to Friedman, Billings, Ramsey & Co., Inc. warrants to purchase 138,488 shares of our common stock plus warrants representing the right to acquire a number of shares of common stock, equal to 2.5% of the shares of common stock to be issued in the offering, excluding exercise of the underwriters’ over-allotment option. Based on Friedman, Billings, Ramsey & Co., Inc.’s representation as to its status as an accredited investor, we issued the warrants to purchase shares of our common stock in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. Our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a)    Financial Statements.    See page F-1 for an index of the financial statements included in the Registration Statement.

(b)    Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibits

1.1**	Form of Underwriting Agreement by and among Highland Hospitality Corporation, Highland Hospitality, L.P., Friedman, Billings, Ramsey & Co., Inc. and the Underwriters named therein

3.1**	Form of Amended and Restated Articles of Incorporation of Highland Hospitality Corporation

3.2**	Form of Amended and Restated Bylaws of Highland Hospitality Corporation

3.3**	Form of Second Amended and Restated Agreement of Limited Partnership of Highland Hospitality, L.P.

5.1**	Opinion of Venable LLP

8.1***	Tax Opinion of Hunton & Williams LLP

10.1**	Form of Highland Hospitality Corporation 2003 Omnibus Stock Incentive Plan

10.2**	Employment Agreement between Highland Hospitality Corporation and James L. Francis

10.3**	Employment Agreement between Highland Hospitality Corporation and Patrick W. Campbell

10.4**	Employment Agreement between Highland Hospitality Corporation and Tracy M.J. Colden

10.5**	Employment Agreement between Highland Hospitality Corporation and Douglas W. Vicari

10.6**	Strategic Alliance Agreement dated September 4, 2003 among Highland Hospitality Corporation, Highland Hospitality, L.P. and Barceló Crestline Corporation

10.7**	Form of Management Agreement with Crestline Hotels & Resorts, Inc.

10.8**	Contribution Agreement dated August 6, 2003 by and between Portsmouth Hotel Developers, LLC and Highland Hospitality, L.P.

10.9**	Contribution Agreement dated September 4, 2003 by and among CCGP Sugar Land Corporation, CCLP Sugar Land Corporation, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.10**	Contribution Agreement dated August 6, 2003 by and between Sugar Land Hotel Developers, LLC and Highland Hospitality, L.P.

10.11**	Contribution Agreement dated September 4, 2003 by and among CCC Chesapeake LLC, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.12**	Contribution Agreement dated September 4, 2003 by and between A/H Hotel, L.L.C. and Highland Hospitality, L.P.

10.13**	Contribution Agreement dated September 4, 2003 by and among BCC Virginia Beach LLC, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.14**	First Amendment to Contribution Agreement dated September 3, 2003 by and between Portsmouth Hotel Developers, LLC and Highland Hospitality, L.P.

10.15**	First Amendment to Contribution Agreement dated September 3, 2003 by and between Sugar Land Hotel Developers, LLC and Highland Hospitality, L.P.

10.16**	Stock Purchase Agreement dated September 4, 2003 by and between Bruce D. Wardinski and Highland Hospitality Corporation

10.17**	Form of Lease with taxable REIT subsidiaries

10.18**	Form of Warrant Agreement between Friedman, Billings, Ramsey & Co., Inc. and Highland Hospitality Corporation

10.19**	Promissory Note dated October 1, 2003 from Highland Hospitality Corporation payable to Bruce D. Wardinski

10.20**	Purchase Agreement dated October 10, 2003 between RLJ Tampa Hotel, LLC, as Seller, and Barceló Crestline Corporation, as Purchaser

10.20.1**	First Amendment to Purchase Agreement dated November 24, 2003 between RLJ Tampa Hotel, LLC and Highland Hospitality, L.P.

10.20.2**	Second Amendment to Purchase Agreement dated November 26, 2003 between RLJ Tampa Hotel, LLC and Highland Hospitality, L.P.

Exhibits

10.21**	Purchase and Sale Agreement dated as of September 17, 2003 by and among AP/APML Savannah, L.P. (Seller) and Barceló Crestline Corporation (Purchaser)

10.21.1**	First Amendment to Purchase and Sale Agreement dated October 7, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.2**	Second Amendment to Purchase and Sale Agreement dated October 17, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.3**	Third Amendment to Purchase and Sale Agreement dated October 21, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.4**	Fourth Amendment to Purchase and Sale Agreement dated October 23, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.22**	Agreement of Purchase and Sale dated as of September 19, 2003 between Barceló Crestline Corporation (Purchaser) and HMC Retirement Properties, L.P. (Seller)

10.23**	Assignment and Assumption of Agreement of Purchase and Sale dated October 1, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (San Antonio)

10.24**	Assignment and Assumption of Purchase and Sale Agreement dated October 23, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (Savannah)

10.25**	Assignment and Assumption of Purchase and Sale Agreement dated October 23, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (Tampa)

10.26**	Management Agreement for Hyatt Regency Savannah

10.27**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Libra Fund LP

10.28**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Libra Offshore Ltd.

10.29**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman Partners II, L.P.

10.30**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman Institutional Partners, L.P.

10.31**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and By Partners, L.P.

10.32**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman C.P.F. Partners, L.P.

10.33**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Braham Partners II, Offshore, LTD.

10.34**	Registration Rights Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and the parties listed on Schedule A thereto

10.35**	Purchase Agreement dated November 17, 2003 between Brentwood BWI, LLC, as Seller, and Highland Hospitality, L.P., as Purchaser

10.36**	Form of Registration Rights Agreement between Highland Hospitality Corporation and Friedman, Billings, Ramsey & Co., Inc.

21.1**	List of Subsidiaries of Highland Hospitality Corporation

23.1***	KPMG LLP Consent

23.2**	Venable LLP Consent (included in Exhibit 5.1)

23.3***	Hunton & Williams LLP Consent (included in Exhibit 8.1)

23.4***	PricewaterhouseCoopers LLP Consent

23.5***	Deloitte & Touche LLP Consent

99.1**	Consent of W. Reeder Glass to being named as a director

99.2**	Consent of Francisco L. Borges to being named as a director

99.3**	Consent of Margaret A. Sheehan to being named as a director

99.4**	Consent of William L. Wilson to being named as a director

99.5**	Consent of Thomas A. Natelli to being named as a director

99.6**	Consent of Craig E. Lambert to being named as a director

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.

Item 37.	Undertakings.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 8 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on the 15th day of December, 2003.

HIGHLAND HOSPITALITY CORPORATION

By:	/s/ James L. Francis
James L. Francis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce D. Wardinski Bruce D. Wardinski	Chairman of the Board and Director	December 15, 2003

/s/ James L. Francis James L. Francis	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2003

/s/ Douglas W. Vicari Douglas W. Vicari	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 15, 2003